GVI - ESI ALLIANCE
                           MEMORANDUM OF UNDERSTANDING
                                NOVEMBER 5, 2004

PURPOSE:

1. To create an alliance between GVI and ESI whereby ESI exclusively runs all worldwide retail sales and distribution of consumer security products and GVI runs sales and services in the professional security industry exclusive of the retail channel of distribution controlled by ESI. "Retail Channel" includes all businesses that designate themselves as retailers, all distributors that sell to retailers, all wholesale clubs and all direct to consumer sales. GVI is compensated for providing purchasing and after sales services. ESI receives additional consideration in the form of stock and warrants in GVI. This structure will be to the parties' mutual benefit based on leveraging the competencies of each company. Except as otherwise provided in this Memorandum, the term of the alliance will be for 3 years; however, the term of the alliance will be automatically extended for consecutive and unlimited 1 year periods, provided that ESI does not notify GVI in writing at least 90 days prior to the end of the then current term or period of its intention not to renew the term of the alliance.

STRUCTURE:

1. Consummate a Strategic Alliance Agreement (the "Alliance") containing terms outlined below.

2. Consummate Stock and Warrant Agreements that provide an equity interest in GVI to ESI.


ESI STRATEGIC ALLIANCE AGREEMENT TERMS:

1. ESI sells all of its licensed and owned brands and other brand names controlled by GVI (all subject to license agreement and/or distribution agreement restrictions) of retail security products through the Alliance.

2. ESI agrees that it cannot directly sell into the professional security industry anywhere in the world in accordance with the Alliance, and will use diligent efforts to cause its distributors to only sell in the Retail Channel (as contrasted with the professional channel).

3.       ESI is primarily responsible for the following activities of the
         Alliance:

              o Exclusive worldwide right of Sales to Retail Channel, excluding aftermarket sales to ESI retail customers conducted by GVI in after-sales support of ESI's retail accounts.

              o   Logistics/Distribution of retail products.

              o   Accounting.

              o Financial support, including issuing transferable/discountable LC's as appropriate for retail segment of GVI business, in an amount equal to the Purchase Price of products described in paragraph 5 below.

              o Purchase of new displays (in such numbers and designs as are determined by ESI and excluding any current display programs) and Maintenance and stocking of all Displays.


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4.       ESI shall purchase products from GVI based on the lowest possible cost from the manufacturers (exclusive of shipping, customs, duties, warehousing and other incidental costs) ("Base Cost"). ESI will arrange for and directly pay, or at its option reimburse GVI, for the costs of shipping, customs, duties, warehousing and other incidental costs. ESI will interact directly with manufacturers and GVI and will ensure that the purchase is structured so that it occurs through GVI on GVI controlled brands (i.e., Samsung, LG) or is reported to GVI on non-GVI controlled brands (i.e., Akai).

5. ESI will purchase products from GVI for a purchase price equal to 108% of the Base Cost ("Purchase Price").

              o GVI is entitled to only any warranty allowance/rebates provided under the Distribution or Manufacturing Agreements with vendors. All such percentages are to be disclosed fully to ESI.

              o GVI will guarantee that, except for amounts for the current display program (the remaining cost of which GVI will pay and will be entitled to reimbursement from the Samsung market development fund from products sold through such current display program), ESI is reimbursed for the maximum amount that could be refunded from the market development fund from Samsung, LG, and others, as the case may be. The minimum accrual is 2% of the Base Cost in the case of Samsung and 3% of the Base Cost in the case of LG.

              o The purchase price margin of 8% may be adjusted downward if ESI's Gross Margin from GVI products (defined below and weighted fully by all sources of revenue from the Alliance) falls below 30%. The downward adjustment would be effective upon ESI indicating a Gross Margin lower that 30%. The downward adjustment in the purchase price margin would be in proportion to the decrease in ESI's Gross Margin below 30%. For example, if ESI's Gross Margin falls to 25%, the purchase price margin would be reduced to 6.7% (i.e., 25%/30% times 8%).

              o Gross Margin is to be defined as a fraction, the numerator of which is the excess of Net Sales over Net Cost of Goods Sold (inclusive of direct expenses such as product purchase price, shipping, customs, duties, warehousing and other incidental costs), and the denominator of which is Net Sales, and will be computed in a manner consistent with the practices (for salespeople and independent reps) of ESI. As of the date of this Agreement, this Gross Margin is at an average of 30%.

              o ESI will issue a Purchase Order to GVI for the products that ESI wants to purchase. The PO will be for the amount of the Purchase Price, which will be at 108% of Base Cost. ESI will also issue a Letter of Credit, which will be for the amount of the Base Cost. The difference between the Purchase Price and the Base Cost is the purchase price margin of 8% which will be due to GVI after ESI's receipt of the products under terms that require payment to GVI of the net amount due within 30 days.

6. ESI's obligations under the agreement will cease, at its option exercisable any time after June 30, 2005, if the Samsung agreement, as it relates to Sam's, is not renewed for at least one year beyond its current terms by June 30, 2005 and each year thereafter if not renewed for at least an additional year, on the same terms and for the same territory and products as currently exists, and for a term of at least 1 year, and/or if ESI, in its sole discretion, is not satisfied with the LG products, contract terms or performance. If ESI exercises this option to terminate, ESI will not sell Samsung or LG for products in the retail security industry for a period of one year following the termination, provided that GVI has current contracts with Samsung or LG, respectively, throughout the one year period. ESI's obligations under the agreement will also cease, at its option, (a) in the event that GVI is in bankruptcy proceedings or is insolvent, or (b) GVI does not provide commercially reasonable after-sales support as required below or otherwise breaches this Memorandum or related agreements after written notice of its failure is provided and GVI fails to cure the failure within 30 days of the notice.


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7.       ESI may assign this Memorandum and related agreements to any of its affiliates.


GVI STRATEGIC ALLIANCE AGREEMENT TERMS:

1. GVI and its affiliates exclusively grant to ESI and its affiliates all of their rights to Samsung, LG and any other brand names for use with retail security products (all subject to license agreement and/or distribution agreement restrictions), and grant to ESI and its affiliates the exclusive worldwide right to sell security products in the Retail Channel (excluding aftermarket sales to retail customers conducted by GVI in after-sales support of ESI's retail accounts).

2. GVI and its affiliates exclusively grant to ESI and its affiliates all of their Retail Channel rights to all agreements relating to Brands and Suppliers (all subject to license agreement and/or distribution agreement restrictions),. ESI will receive all rebates on its purchases as provided herein (such as market development fund and early payment rebates), except for the limited market development fund reimbursement to GVI and the warranty allowance/rebate as mentioned above.

3. GVI agrees that all of its direct and indirect sales in the professional security industry will be in accordance with the Alliance Agreement. GVI agrees to use its best efforts to enforce this paragraph and to prevent its customers (including any distributors or representatives) from selling such products in the Retail Channel.

4. GVI will accept returns from ESI, retailers and consumers and allow full credit to ESI, consistent with the terms of the Representation Agreement, dated May 2, 2001, between the parties. Notwithstanding anything to the contrary contained in this paragraph, ESI's overstocked and unsold Retail Channel products shall not be returnable to GVI.

5. Except for aftermarket sales to retail customers conducted by GVI in after-sales support of ESI's retail accounts or sales to distributors for the sole purpose of re-selling to professional channels, and except through ESI or its affiliates, neither GVI nor any of its affiliates can directly or indirectly sell to the worldwide Retail Channel. Terms restricting solicitation by GVI, both during and after the term of the agreement, will be incorporated in the Alliance Agreement, identical to these terms contained in the existing ESI-GVI agreement, except that the duration of the restriction relating to retailers specified in such agreement will be for 2 years after the end of the term hereof and the duration with respect to all other customers will be for 6 months after the end of the term hereof. Notwithstanding anything to the contrary contained in this paragraph, GVI shall have the limited right to sale new or refurbished security products that occur as a result of product returns to GVI from ESI or its customers, provided, however, that such sales are subject to GVI granting to ESI a right of first refusal to purchase the products and/or the right of approval of the sale of such products to a customer in the Retail Channel, and such approval shall not be unreasonably withheld.

6. GVI is primarily responsible, at its sole cost, for the following activities of the Alliance:

              a. Warranty and Repair services.

              b. Aftermarket service and support.

              c. Technical Support.


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              d. Handling returns and replacements.

              e. The cost for Displays for the current display programs.

7. ESI, at its option, may hire Daryl Zernick, an employee of GVI. If ESI elects to do so, GVI agrees to immediately pay Daryl all compensation (including commissions) and benefits accrued to him as of the date of hiring by ESI.




GVI EQUITY TO ESI:

1. GVI provides to ESI a total of 6,000,000 shares of ownership in GVI (comprised of shares and warrants). GVI represents and warrants to ESI that it will not have more than 60,000,000 shares on a fully-diluted basis prior to December 31, 2005, provided that this representation will be extinguished if, prior to that date, GVI raises at least $10 million in cash from the issuance of shares in a private placement conducted through Oppenheimer, Unterberg or any other sources and the private placement by Oppenhiemer and/or Unterberg has been concluded. This equity share will be granted to ESI in the following form:

              a. 3,000,000 shares granted to ESI at the earlier of signing the Alliance Agreement or November 30, 2004.

              b. 3,000,000 shares granted to ESI in the form of warrants. The exercise price of these warrants will be equal to the lowest offering price of the shares in the private placement, if any, conducted through Oppenheimer and/or Unterberg or conducted directly by GVI between the date hereof and December 31, 2004; provided that if GVI does not raise at least $10 million in cash from the issuance of shares during this period, then the exercise price will be $1.50. These warrants will be issued to ESI at the earlier of signing the Alliance Agreement or November 30, 2004.

2. GVI will use its best efforts to cause registration of the shares and the shares issuable upon exercise of the warrants as soon as possible after the date hereof. GVI will guarantee ESI that all such registration will occur, at GVI's sole cost, no later than 120 days from the date hereof.

3. All of the warrants will immediately vest and will be exercisable at any time. The warrants will be exercisable in whole or in parts, with respect to such number of shares as is determined by ESI from time to time. Similarly, GVI warrants that there will be no restrictions by GVI or, after registration as required by Paragraph 2 above, under securities laws with respect to ESI's ability to exercise the warrants or sell the shares issued pursuant to the exercise of these warrants, other than restrictions outside the control of GVI that restricts in an identical manner all of the shares of GVI.

4. 25% of the initial 3,000,000 shares granted to ESI will be vested on January 2, 2006. Additional vesting will occur on January 2, 2006 and thereafter at the rate of 25% for every $15 million of security products purchased by ESI from GVI after the date hereof. Vesting will not occur with respect to unvested shares that exist on the date that ESI terminates its agreement with GVI. For example, if ESI purchases $45 million of security products from GVI between the date hereof and January 2, 2006, and ESI has not terminated the agreement with GVI as of January 2, 2006, then 100% of the initial 3,000,000 shares will fully vest on January 2, 2006 and will be legally available for sale at that time.


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This Memorandum is intended to summarize the terms of the agreement between the parties, is binding on the parties, and is effective immediately. The parties agree to promptly proceed in good faith to enter into the final agreements described under the heading "Structure" above, reflecting the terms set forth in this Memorandum.

GVI Security, Inc.                          E&S International Enterprises, Inc.

By: ___________________________             By: _____________________________
       Name/Title:                                           Name/Title: